EXHIBIT 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good day everyone and welcome to the IDEX Third Quarter 2008 Earnings Results Conference Call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Heath Mitts, Vice President of Corporate Finance. Mr. Mitts, please go ahead, sir.
Heath A. Mitts, Vice President, Corporate Finance
Thank you, Rufus. Good morning, and thank you for joining us for our discussion of the IDEX third quarter 2008 financial results. Yesterday we issued a press release outlining our company’s financial and operating performance for the three-month period ending September 30th, 2008. The press release, along with the presentation slides to be used during today’s webcast can be accessed on our company website at www.idexcorp.com.
Joining me today from IDEX management are Larry Kingsley, Chairman and CEO; and Dom Romeo, Vice President and Chief Financial Officer.
The format for our call today is as follows. We will begin with an update on our overall performance for the quarter, and then provide detail on our four business segments. We will then provide an update on the recent acquisitions and restructuring initiatives, and we’ll wrap up with the outlook for 2008 and the fourth quarter. Following our prepared remarks we’ll then open the call for your questions.
If you should need to exit the call for any reason, you may access a complete replay, beginning approximately two hours after the call concludes, by dialing the toll-free number 888-203-1112 and entering conference ID 1429642, or simply log on to our company home page for the webcast replay.
As we begin, a brief reminder: this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release, and in IDEX’s filings with the Securities and Exchange Commission.
With that I’ll now turn this call over to our CEO, Larry Kingsley. Larry?
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Thanks, Heath. Good morning, all. A quick summary of our operating performance for the quarter. Third quarter orders of $353 million increased 8% from last year; sales of $365 million, increased 9% from last year. Organic growth was 1%. Operating income was down 4%. Reporting operating margin at 16.7% was down by 220 basis points from last year, driven primarily by the impact of the restructuring-related charges associated with previously announced restructuring initiatives, as well as the impact from acquisitions. Excluding the impact of the restructuring charges and acquisitions operating margin was 18.6%, down 30 basis points from prior year.
EPS was up 4% to $0.49. Excluding the impact of the restructuring costs, diluted EPS was up 13% to $0.53. Record free cash flow of nearly $68 million was up 26% from last year. For the year, we’re well on our way to exceeding $200 million of free cash flow, or over 120% of net income, which is a record for the company, obviously.
So now we’ll walk through these components by segment. For the Fluid & Metering segment orders were up 21% in the quarter, sales increased 18%, 13% from recent acquisitions and 4% on an organic basis. Operating income of $34 million was a 9% increase from last year. Operating margin of 20.1% was down 180 basis points from Q3 of ‘07. Excluding the impact of acquisitions, operating margin was 21.5%, or down 40 basis points from Q3 of last year, and that’s largely due to mix within the segment.
While our overall results for FMT were good in Q3, it’s clear that some of the process industry and segments are slowing, so accordingly we’re taking appropriate cost actions. At the same time, our end market content has improved over the past few years, and based on our exposure several factors lead us to believe that we can outperform the general process control market.
One, with the completion of iPEK and IETG we now have $200 million revenue in water, particularly in the wastewater services portions of our FMT strategy. Two, our Energy business, primarily the Liquid Controls Group, continues to leverage strong channel penetration in the build-out of the refined fuel infrastructure. And three, nearly half of Fluid & Metering now is outside the U.S. and we’re seeing nice traction with our international sales growth investments that we’ve made over the two years, particularly in Asia and in the Middle East. And we’ve made significant sales, marketing and engineering investments to drive the ongoing global expansion.
And now turning to slide seven. In our HST segment, orders were down 2% for the quarter, sales were flat, we’re down 4% organically. Operating income was up 3%, operating margin of 20.7% was up 60 basis points compared to last year.
Our core market focus, as you know, is the fluidic devices that are used in analytical instrumentation, clinical diagnostic applications, as well as the medical devices and key components used in medical equipment. We continue to anticipate core business growth driven by end market demand for new generation equipment, equipment that is that’s required for the microliter and even the nanoliter applications in biotech, drug discovery and in the clinical environment.
With the acquisition of Semrock, which we just announced yesterday, we’ll add product content and applications expertise, again in the analytical instrumentation and the clinical spaces. With our continually broadening product platform and integrated solutions approach, we expect positive organic growth in ‘09.
In Dispensing Equipment, on slide eight, orders in the quarter were down 27%, sales decreased 17% and organically, we’re down 21%. Margin was down 760 basis points compared to prior year, primarily due to the lower volume that’s both, North America and Europe. As noted in our October 6 earnings release or update, deteriorating economic conditions and lower capital spending in the segment resulted in an order reduction for capital equipment within retail paints and coatings. In addition, we’ve been informed by a major retailer of their decision to use a competitor’s dispensing equipment in their current equipment replacement programs.
We expect that the North American and European markets for this segment will remain soft through ‘09. To mitigate the impact from these challenges, we’ve taken appropriate cost action to size the Dispensing business for the expected volume softness, both in the U.S. and in Europe. So we’re not pleased with the Dispensing segment performance, yet we’ve already taken action to ensure that the segment’s profit will improve and continue to provide strong cash generation to IDEX.
Moving now to Fire & Safety on slide nine. For the quarter, orders were up 9%, sales were up 15%, and organic sales were up 13%. Operating margin at 25.3% was up 190 basis points compared to last year. As you know, we provide the pumps, the valves, the control devices, as well as a full set of systems for fire suppression. We also manufacture a broad line of rescue equipment used in first response and in industrial applications. And lastly, we include our band clamping business in this segment. The three, fire suppression, rescue and band clamping each contribute about a third of total sales to the segment.
For the quarter, our rescue tools business grew at double-digit rates. We anticipate that the rescue tools business will continue to perform well in a challenging environment as we continue to drive innovation and grow internationally. Demand from the developed countries and the new developing markets continue to be strong.
The band clamping business continues to perform well, driven by demand for infrastructure related applications. Here again, we anticipate reasonable growth driven by good end market exposure and continued to serve market expansion.
As we expected, the fire suppression market is stable. While we’re keeping a close watch on the domestic municipal market demand in the global market continues to remain comparatively stronger. During the quarter, the segment expanded nicely in Asia. In total for the segment, we anticipate mid single-digit organic growth driven by continued expansion in the band clamping and the rescue tools businesses.

So I’ll now turn to acquisitions. We completed four acquisitions over the past three months, which will add annualized revenues of approximately $130 million at approximately $33 million of EBITDA. On October 1, we completed the acquisition of Richter, a leading provider of corrosion resistant pumps, valves and control equipment. Richter’s expertise has been its proprietary Teflon lined product range. The corrosion resistant Teflon lined pumps and valves are preferred substitutes to exotic metals.
The demand for corrosion resistant process equipment continues to grow and at rates that are higher than the overall process industry based on more stringent safety in environmental standards and the heightened environmental awareness in China, India, Russia and Brazil in particular.
Headquartered in Kempen, Germany, Richter also has manufacturing in Asia. Richter’s capabilities will further enable us to serve demand and specific chemical and other processing industry applications, while enhancing our global position. So Richter has $53 million of revenue and is expected to be accretive to earnings in ‘09.
Our outlook on the global water market remains positive. The fresh water shortage and the need for potable water continue to drive demand in the development nations while the regulatory requirements in the western world for pollution prevention are dictating continued municipal and industrial spend.
In January, we acquired ADS, if you remember, and extended our water and wastewater services offering and we continue to build on that base. In October, we acquired two companies that specialize in wastewater services and infrastructure analysis. The first of the two acquisitions, iPEK, is a leading provider of remote controlled systems used for infrastructure analysis. iPEK manufactures state-of-the-art imaging, sensing and data cataloguing devices, which are used to assess physical use and condition. iPEK has annual revenues of approximately $26 million and is expected to be accretive, again, to ‘09 earnings.
IETG, the second in the wastewater space, is a leading provider of flow monitoring and underground utility detection and mapping services. With IETG’s expertise, we’re able to offer our customers an end-to-end managed solution, ensuring optimal network efficiency. IETG’s presence in the UK and European market will enable us to extend our footprint, supporting the expansion of the water – wastewater platform within the Fluid & Metering Technology segment.
IETG has annual revenues of approximately $25 million and, again, is expected to be accretive to ‘09 earnings. So with the addition of both iPEK and IETG, we’re extending our geographic footprints and we’ve added core product and service capability as part of our wastewater strategy.
Now we just closed the acquisition of Semrock. Semrock is the leading manufacturer of optical filters for biotechnology life science markets. The new available imaging techniques that are used in molecular analysis enable detection, identification and observation of biological and chemical activity and optical filters enabled a selective transmission of light, which enables that microscopic fluid analysis.
Semrock’s expertise in this market will enable us to continue serving the growing demand for fluidic solutions, extending our offerings with existing OEMs and provide us with significant new access to new opportunities within the Health and Life Sciences markets.
Semrock’s products are purchased as part of the original equipment design, but they’re also replacement devices that are purchased for post OEM purchases, once the equipment is sold.
Semrock is headquartered in Rochester, New York and has annual earnings – excuse me, revenues of approximately $20 million and we again expect it to be accretive next year.
As previously announced, we’ve begun the process to close manufacturing operations in the Dispensing segment’s Milan facility. In addition, we’ve initiated company-wide plans for management administrative workforce reductions, as well as additional facility consolidations. The projected savings in cost and operating expenses resulting from these restructuring activities is expected to be between 15 and $17 million annually beginning in 2009. The company expects these actions to result in restructuring related charges totaling approximately $15 million over the second half of ‘08. These costs are inclusive of the estimated five to $6 million relating to the Milan facility closure.
So we’ll now wrap up with outlook for the full year and the fourth quarter. Based on the results and the assumptions we just reviewed, we anticipate full-year growth rates at 10 to 11%. Organic growth is expected to be in the low single digits. Acquisitions will contribute 7%, FX is assumed to contribute two. Based on that volume range, our adjusted EPS estimate is $2 to $2.04.
For the fourth quarter of ‘08, we anticipate total sales growth of 8 to 10% with growth driven primarily by the impact of acquisitions. Organic growth is projected to be down slightly, driven by Dispensing’s anticipated performance. Based on this, we estimate the fourth quarter EPS will be between $0.41 and $0.45 per share.
So with that, we’ll take a break and open the line to questions.

— QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] And for our first question, we go to Mike Schneider with Robert Baird.
<Q – Michael Schneider>: Good morning, everyone.
<A – Larry Kingsley>: Hi, Mike.
<Q – Michael Schneider>: Maybe we can start, Larry, with the Fluid & Metering division. The orders for the quarter, do you happen to know what the organic rate was? And then can you give us a sense of what changed most notably [inaudible] orders, because orders were up 11% organically last quarter?
<A – Larry Kingsley>: Yeah. Let me give you the numbers, Mike. I just want to make sure. Organic orders were 6, and give you a sense for – end markets, Mike, was that the second half of your question?
<Q – Michael Schneider>: Yeah. Just – so the – the orders did decelerate from plus 11 last quarter to plus 6 this quarter. Just what was the most notable change either by business segment or market, and any details on why?
<A – Larry Kingsley>: Yes, sure. Well, but let’s maybe take a step back Mike, think about the breakout of FMT by end markets. That I think gives us a broader perspective to looking forward. The three biggest segments, end markets that we serve within Fluid & Metering are Refined Fuels and Gases, what we typically refer to as energy; Water, which is mainly wastewater, as you know; and then you get chemical, which is – they’re all, in aggregate, about 75% of FMT’s end market exposure. We continue to see very strong demand out of the energy end markets. We continue to see and have pretty good visibility toward very strong wastewater performance.
The only water markets softness that we’ve seen is in some of the lower priced pumps that are used in the associated residential and some of the lighter commercial applications for water treatment that goes into boiler applications and things of the sort.
And then chemical – which chemical orders did come down a bit in the quarter. Now, we think that they’re not going to continue to degrade, they actually look as though they’ve flattened out, but that represents the largest sequential order decline, Q2 to Q3.
Beyond those three large segments, FMT is exposed to essentially Ag, which remains decent, the pharma and food segments. And food was – did soften a bit from Q2 to Q3. And we don’t think that that likely will continue either as we look out into ‘09.
So if you look at the overall process environment, our overall FMT exposure, now there will be different end market performance expectations as we look into our planning and assumption sets for ‘09. We think more of the same is probably the likely outcome where energy remains comparatively strong, wastewater, in particular of the water portion, again strong. Chemical we think will be probably positive end market growth, but not hugely so. And then the other smaller segments again, positive but not hugely so.
<Q – Michael Schneider>: And then the – just the backlog level on Fluid & Metering, given that orders again were up 11 last quarter, up 6 this quarter. And yet organic growth was only up 4 this quarter, it looks like you must be building substantial backlog or is there some other phenomenon occurring?
<A – Larry Kingsley>: It’s just building a little bit of backlog, Mike. And so no there’s not a huge order push out phenomenon that’s tied into the sequential numbers.
<A – Dominic Romeo>: Mike, you’ll also have the impact of ADS being at our fold this year, which does have a longer backlog, but that’s on the acquisition side as we book keep orders.
<Q – Michael Schneider>: Okay. And then just a question on HST and I’ll get back in line. The core business you mentioned remains resilient, what was the core business up this quarter? And then can you talk about gas and the other portions of HST and just what’s going on sequentially there?

<A – Larry Kingsley>: The core business did remain strong for the quarter. And again let’s take a look maybe a broader perspective on the entire segment. As you all remember, we in third quarter, essentially finally sensitive to the OEM impact on a comp basis that we have within HST. There’s just a very, very little bit of trailing comp impact in the fourth quarter. The third quarter headwind associated with those commercial OEM contracts that we’ve been sun setting through the course of this year was fairly substantial, is more than 600 basis points of growth for the segment. So if you pull that out, without delving into all the various subsets of HST, you’d see positive growth in HST of – maybe about 3, 3.5, 4%.
     Operator: Do you have another question sir?
<Q – Michael Schneider>: No. Thank you.
<A – Larry Kingsley>: Thanks, Mike.
Operator: And we go next to Charlie Brady with BMO Capital Markets
<Q – Charles Brady>: Hey, thanks and good morning. Just – your comments on FMT and some of the process markets slowing, could you just give a little granularity of where are you seeing that slowing?
<A – Larry Kingsley>: Sorry, HST or FMT?
<Q – Charles Brady>: FMT.
<A – Larry Kingsley>: Yes, FMT. Again, we saw between Q2 and Q3 order rates slow in the end markets that are chemical process applications. We did see the same in some of the commercial food applications and in some of the OEM equipment that’s closer tied to residential applications or things that are going to cycle, I think more so with the construction markets. Other than that, we saw energy, again very strong. Water, particularly the wastewater piece is strong. Ag remains strong, and most of the other smaller segments are a mix of you know down sequentially, but still remain in positive growth territory.
<Q – Charles Brady>: And with regard to the dispensing and the decline you saw in the quarter, has that stabilized subsequent to the end of the quarter? Or has it gotten any worse?
<A – Larry Kingsley>: Dispensing basically fell off end of August, beginning of September, it was principally Europe. There’s a number of things impacting dispensing, some of which is financing for equipment both here and in Europe, but also dispensing has always been a pretty lumpy business, and there aren’t any large projects right now that we’re betting on. In terms of how you would run rate dispensing out of Q3 forward, we don’t think it gets worse on a year-over-year basis, but we’re not assuming any immediate tick back up, and the major components to that are there aren’t as many major programs out of the retailers for new equipment right now in total.
New store openings are obviously way off, and we think that where cash is key the smaller retailers are going to preserve their capital, and they’re probably not going to spend in the short term. There’s a possibility that given pent-up demand, we could see some of that return at some point middle part of next year, but again not seeing any further deterioration, but certainly not expecting any immediate tick back up.
<A – Dominic Romeo>: And Charlie and Larry, our prepared comments, our Q4 guidance is for a 20% decline in dispensing. So it’s fairly consistent with what we’ve experienced and – 20% plus, consistent with what we experienced in Q3.
<Q – Charles Brady>: And just one last question, I’ll get back in the queue. With regard to the acquisitions you’ve made, specifically iPEK and IETG, to what degree if any do they rely on municipal or government type funding for the projects that they are selling into?
<A – Larry Kingsley>: That’s a great question. Charlie, now the reason that we like ADS, iPEK and IETG is that those businesses are service models that are, you know, those are funds that are spent ahead of the major capital outlay and they are typically used to determine the capital outlay and so we don’t see the same potential impact as where perhaps major capital programs may get delayed. These things typically, on a programmatic basis, now get spent out of the current funding basis.
So we think that whether it’s a municipality looking at just understanding their infrastructure requirements in preparation for major outlay, or not to determine if that can’t be spent now or later, that the funds associated with the ADS, the iPEK and the IETG business model will remain fairly strong. The indications that we’re seeing now out of ADS, which obviously we’ve owned longer, since January this year, certainly support that.
So, again, we don’t think we’re going to see the dramatic impact, if there is ongoing constraint around capital outlay from major projects as some of the others who are associated with that major equipment production see.
<Q – Charles Brady>: Thanks.
Operator: And for our next question we go to Ajay Kejriwal with Goldman Sachs.
<Q – Ajay Kejriwal>: Good morning, gentlemen.
<A – Larry Kingsley>: Hi, Ajay.
<Q – Ajay Kejriwal>: I applaud the restructuring initiatives here. Wondering if you could talk about the timeline when these actions will be completed and thoughts on whether there could be more down the line, or you feel good about the cost structure post the restructuring?
<A – Larry Kingsley>: Yeah, Ajay, if you look at what we’ve already initiated, obviously, we all know we’re in a relatively uncertain environment. We decided to go ahead and not understanding what the ‘09 topline opportunity looked like, but certainly not assuming all doom and gloom either, just to get ahead of it on the cost side. And so the 15 to $17 million of cost actions that we essentially have already initiated, we believe will be largely complete by the end of the year with some trailing impact into the first part of the first quarter, will set us up very nicely for all of ‘09. So if you want to think about the impact here on an EPS basis, you should hopefully get $0.15 or so out of the cost actions that are already well underway for ‘09.
<Q – Ajay Kejriwal>: And these actions put you on a good footing versus your real economic environment for 2009?
<A – Larry Kingsley>: Yeah, based on the way that we’re modeling. Again, within the unknown, these cost actions – well, think about frankly the combination of the acquisition impact, the EPS next year, the cost action impact to next year. We think that the price versus material inputs equation for next year will be a net positive. We think with what we know now, that we’re doing the right thing structurally to set ourselves up for a good ‘09 EPS insurance plan, if you want to call it that.
<Q – Ajay Kejriwal>: Great. And maybe some more color on dispensing, on the loss of that contract. What was the issue? Was it pricing, was it product features. And then are there other contracts that could be at risk? Maybe some more color around that contract.
<A – Larry Kingsley>: Yeah, sure Ajay. It was a – essentially it was a commercial decision. It was a decision by one of the U.S. retailers to go ahead and use someone else’s equipment. There’s – for a number of reasons, we can’t really get into a lot of specific comments. And there are some other issues at play here in the dynamic of the project itself. But it was basically a decision by the customer to use a competitor’s technology that we — for commercial reasons, we’ll call it.
<Q – Ajay Kejriwal>: Right. And what about your assessment of threats or risk with other contracts...
<A – Larry Kingsley>: No. No, we don’t see there as being a spillover there associated with that, Ajay.
<Q – Ajay Kejriwal>: Okay. Good. Thank you.

<A — Larry Kingsley>: You bet.
Operator: For our next question we go to Christopher Glynn with Oppenheimer.
<Q — Christopher Glynn>: Hi, thanks. Could you just review again the allocation of the restructuring actions besides dispensing where else they’re taking place?
<A — Larry Kingsley>: We haven’t broken them out outside of dispensing, Christopher, so — now the answer is we would leave it on a company-wide basis, assume the 15 to 17 million is company-wide inclusive of the Milan impact.
<Q — Christopher Glynn>: Okay. And little bit on — and any specificity around the degree of accretion from the acquisitions or color on their historic growth rates or market penetration share, things like that?
<A — Dominic Romeo>: In the announcement for Semrock, we gave you the EBITDA and the sales as we saw the run rates of all four businesses. We won’t have a view on intangibles for a few weeks yet. So we’ll have to guide on that later. But the growth rates are excellent, and as Larry mentioned, these are great fits with our existing portfolio. So you get a good feel for the revenue and the EBITDA in the Semrock release.
<Q — Christopher Glynn>: Okay. Great. Thank you.
<A — Larry Kingsley>: Sure.
Operator: We’ll go next to Walt Liptak with Barrington Research.
<Q — Walter Liptak>: Hi, thanks. Good morning.
<A — Larry Kingsley>: Hi, Walt.
<Q — Walter Liptak>: I may have missed this, but the organic orders, could you go through the four segments and tell us exactly what the order growth was per segment?
<A — Dominic Romeo>: Sure, Walt. 6 or 7 for FMT. If we look at HST, remember we got the impact of the contracts that were exited this year, so the organic growth rate there is about negative 4, dispensing down 25 to 30, and an FSD of 7% or so organically.
<Q — Walter Liptak>: Okay, and Europe -
<A — Dominic Romeo>: The growth rates for orders followed our sales growth rates by segment, plus or minus.
<Q — Walter Liptak>: Okay. And then just a couple more quick ones. The European economies have declined rapidly. I wonder what the outlook is for the Fire & Safety division as we look out — I mean are there growth initiatives that — is it more Asia-driven? Can you keep your international part of the business growing next year?
<A — Larry Kingsley>: Yeah, Walt. What we’re seeing now in the way of growth is essentially coming out of the lesser-developed country markets, for the most part. We’re seeing — some of the markets that we talked about in prior calls continue to spend on both the fireside and particularly on the rescue side. So it’s Middle East, Asia, Eastern Europe, and we’re very well positioned there now. If you remember, we acquired Dinglee in early ‘04 and that gives us a great position to serve Asia, but also a great cost platform to serve some of these other emerging country markets.
The rescue tools business, out of the two, continues to see new country markets place orders that have historically never done so and then piggyback those with spends as they work their way around the country by region.

So we think that the lesser-developed country markets will remain quite strong. Europe, on a municipal spend basis is slightly comparatively better than the U.S., that’s Western Europe, and we think also that remains pretty good. So, now we aren’t expecting huge things out of the fire suppression side as we look forward we are seeing a stable market. On the rescue tool side, we still have hopes for very nice positive growth contribution as we look into next year.
<Q — Walter Liptak>: Okay. Okay, and then lastly, if I could just ask sort of a leading question on 2009. You kind of set it up saying that you got the benefits in 2009 of $0.15, accretion from acquisition, better price costs. Are you looking for an up year in earnings or would you expect an up year in 2009?
<A — Larry Kingsley>: Just to be clear, Walt. What I’m seeing is $0.15 accretion as a function of the restructuring cost in this cost savings, excuse me the cost savings associated with the restructuring activity as we head into ‘09. The acquisition impact would obviously be above and beyond that and probably figure $0.10 or so accretion for ‘09, something of the neighborhood.
The EPS target at this point is obviously a function of organic growth where we’re early in our business planning process for ‘09. But we don’t expect to certainly see a down year on the EPS line based on the three components that I mentioned, the costs savings that are essentially money in the bank as we head into the beginning of the year, the acquisition impact which should be very solid and I think pretty well already done. That doesn’t include obviously, ‘09 acquisitions.
And then the price versus direct material equation that we’re anticipating for next year. Just those three on top of even Q4 run rate EPS, gets us to a little bit of EPS growth. So I think, that even conservative base rate modeling, without understanding topline for ‘09 completely yet. But with some pretty known components already nicely set up for next year, we feel good about at least EPS preservation if not decent growth.
<Q — Walter Liptak>: Okay that sounds great right now. Okay. Thanks very much.
Operator: Our next question we go to Matt Summerville with KeyBanc.
<Q — Matt Summerville>: Couple of question. What will the drag be in the fourth quarter for HST on those contract roll offs?
<A — Larry Kingsley>: Be minor. Yeah, couple hundred basis points.
<Q — Matt Summerville>: Okay. And then with respect to dispensing this — the development you had with one of your customers, this more competitive bidding process, I guess, going forward, what’s your strategy and response going to be if this is now more of a permanent thing with this customer?
<A — Dominic Romeo>: Matt, we’re not trying to dodge the question. But put simply, there’s elements of where we stand at this point with the competitive dynamic that we can’t really speak to in lot of detail. With regard to our customer relationship, it remains strong and we continue to work with the customer. We continue to sell them, equipment and service equipment for them and we expect a long relationship.
<Q — Matt Summerville>: Historically, I think you guys have gone somewhere in the range of two to three points of price per year. Are you thinking for 2009 you’ll be able to get something similar?
<A — Dominic Romeo>: For the last few years we’ve gotten between 170 and 220 basis points, so not quite three points on price, but more like a 180-ish. Next year might be a slightly more difficult environment, but again, on the cost side, particularly material inputs, it’s going to be, we think, a much better equation. So you probably — if we had to guess, we’re early in the process and pre-planned, but price might be a little more difficult next year, cost will be better.
And the other thing to remember, we are a customized product business. Most — everything we do is engineered to a customer specific requirements and therefore we probably won’t see a commodity like relationship to price that would affect us in any dramatic way. So it’s perhaps the case that we see a little less upside, but not a dramatic negative impact as a function of overall commodity pricing that we’re seeing.
<Q — Matt Summerville>: Great. Thanks a lot.
<A — Larry Kingsley>: Thanks, Matt.
Operator: We’ll go next to Mike Schneider with Robert Baird.
<Q — Michael Schneider>: Larry, just some follow-ups then, maybe first on HST. Again, could you just tell us specifically what the core analytical businesses drew in the quarter so we can separate kind of the OEM hit from what’s going on in the core business that you focus on?
<A — Larry Kingsley>: 4% organic, Mike.
<Q — Michael Schneider>: 4%, okay.
<A — Larry Kingsley>: Little better than that.
<Q — Michael Schneider>: So if you scrub then the OEM contract divestitures or endings as — however you like to phrase them, so even the core gas and industrial businesses grew in the quarter?
<A — Larry Kingsley>: That’s correct.
<Q — Michael Schneider>: Okay. And then you say you expect positive organic growth rates, you’ll see in 2009. Can you give us your assumption as to recession, no recession, for — or I guess embedded in that forecast?
<A — Larry Kingsley>: Current degree of economic uncertainty gets us to what we said in my prepared remarks. Wouldn’t go into any more specific comment I think at this point, Mike. But we are largely banking on the fact that we’ve got customers that are going to develop new platforms, they’ve already got specific launch plans. We’re on those platforms. We see new volume opportunities that come out of more content per platform on some of the newer stuff coming out. So the adverse impact is going to be — there is unit volume, and that’s the part that’s obviously harder to determine at this point.
<Q — Michael Schneider>: And do you assume those unit volumes decline at your customers for the core businesses, in line with the economy?
<A — Larry Kingsley>: We haven’t assumed that our customers in total in that core HST space are going to see equipment volume increases. They’re all up — that assumption probably hasn’t bounced slightly with our content increase.
<Q — Michael Schneider>: Okay. And then the boost from the OEM contracts in 2009 just on comparisons, Dom, do you have a dollar amount or percentage point boost that growth rate HST actually benefits in 2009?
<A — Dominic Romeo>: For the full year my guess is, it’s about 3 to 4%, maybe 5.
<Q — Michael Schneider>: Okay. And then just a question on FSD, the rescue tools business is growing very nicely, as you mentioned, on the international orders in particular. Have you seen any cancellations domestically or any signs in due that tighter municipal budgets here or abroad are having an impact in existing programs?
<A — Dominic Romeo>: The domestic sales are flat to up very slightly and we have seen just a couple cancellations and that would be only, I think couple more than we’ve seen typically in a quarter, so it’s not a massive of concern out of any of the domestics municipal spending programs for rescue tools. As you know on the fire side, overall truck demand has been down now for a few quarters and so while it’s not continued to deteriorate that’s been down versus historic run rates. Rescue tools continue to be a pretty important purchase item, it’s something that gets budget clearance quickly out of the municipality, not the global common, not just the U.S. one.

<Q — Michael Schneider>: Okay, and on the acquisitions, the D&A levels for the deals, I presume you’re still finalizing the figures, but can you give us a rough sense of what we should assume for the four deals and as far as incremental D&A on an annualized basis?
<A — Dominic Romeo>: Mike, at this point we can’t. You could run rate your own model based on our track record, but obviously with completing the last three in the last week or so we’re still real early in the process so that the EBITDA that we’ve given you in the current announcements where we are right now. So we’ll advise on that when we talk next time.
<Q — Michael Schneider>: In ballpark terms would 10 million of the 33 million in EBITDA be roughly DA?
<A — Dominic Romeo>: Mike, I’m not going to let you pin me down right now. We’re little too early in the process, but you can run rate the typical — our internal assumptions are the typical run rates of prior acquisitions. These are all very high cash flow generating companies with low capital so there’s a fairly substantial analysis to go through the customer list and the intangibles as you know.
<Q — Michael Schneider>: Okay. And then on interest expense, what run rate are you assuming for dollars of interest expense in the Q4 guidance?
<A — Dominic Romeo>: We haven’t gotten that prescript as yet Mike, other than the fact that the acquisitions will probably breakeven, once we look at the incremental interest expense and the impact of intangibles. And again it may wiggle a bit just based on timing.
<Q — Michael Schneider>: Okay. Then maybe a different way to attack it is the 233 million in cash is on the balance sheet. How much of that is left after paying for the final deal here at Semrock?
<A — Dominic Romeo>: About 50 million, Mike.
<Q — Michael Schneider>: Okay. And should we assume you maintain that rate and just pay down the revolver then going forward?
<A — Dominic Romeo>: That would be a correct modeling assumption, Mike.
<A — Larry Kingsley>: Yes.
<Q — Michael Schneider>: Okay. All right, thank you again, guys.
<A — Dominic Romeo>: You bet, Mike.
Operator: For our next question we go to Wendy Caplan with Wachovia Securities.
<Q — Wendy Caplan>: Thank you. Good morning.
<A — Dominic Romeo>: Hi, Wendy.
<Q — Wendy Caplan>: Larry, historically IDEX has been a collection of primarily book-and-ship products, with some exceptions including dispensing, which has been more project related, you mentioned lumpy somewhat longer lead time segments. So it’s somewhat surprising to me, and somewhat confusing, that that was the business that was called out as being an issue for the quarter. Can you share with us which part of European slowing, fewer programs in terms of retail programs, loss of the contract was the surprise? And I guess the follow-on question would be, what degree of confidence do you have that your visibility is better today than it was, say, three months ago?
<A — Larry Kingsley>: Yes, sure Wendy. Let me come back at that, hopefully, comprehensively. First of all, there’s really not a much longer lead component to dispensing versus IDEX. Now it is more of a project-related business, but the book-to-ship window for that business is still relatively tight, and we’re, as you know, very good at turning what is that lumpiness operationally. So we don’t typically see more than a couple of months worth of actual bookings visibility to project associated shipments.
What trailed off in the third quarter, and during the quarter, as I said toward the end of August, we weren’t sure in Europe if it was first the typical European seasonality, or if there really was some financing associated constraints around purchasing. But it was essentially two things in Europe. First that we believe that where the smaller customer didn’t have access to financing, or inclusive of leasing capability, they have deferred the purchase, and therefore they’re running on an aging equipment fleet for the time being. Now that won’t continue because at some point the equipment doesn’t work, you got to replace it. But they’re limping along short term.
The other European piece is that, as you remember, the paint companies buy the equipment and then they allocate it out in many cases to the wholesale and retail channel as part of a comprehensive contract for the actual paint supply. And the paint companies pulled in their associated purse strings too in the third quarter in Europe, so we saw them pretty quickly pull in in that, and we think there’s an opportunity for some of that to relax as we get into the middle part of next year but that same dynamic applies. They’re using, in many cases in those applications, equipment that’s perhaps older than it should be. And the same replacement math that we’ve always talked about applies, it’s just whether or not short term they get by.
In the U.S. we’ve not expected a lot out of the new store openings components for the year, for that matter, in the quarter, but there’s nothing there that’s been better buoyancy either so we haven’t seen any new store openings. And of the major retailers, most of them have, at least short term, clamped down on their CapEx. We know that some of them are already planning for continued spend, maybe at a very slightly reduced rate versus where they were first half of ‘08 as they go into the first half of ‘09.
But it’s primarily, Wendy, the smaller guys in the U.S. who, again, have seeming some very unexpected financing constraints that manifested during the quarter, that have held off on their purchases, and that drove most of that. The customer agreement, or the customer contract that I spoke to just a minute ago, without going through it all again in detail, was not a large part of our assumption set for the quarter, so that wasn’t a big surprise. It had a lot more to do with just the — those folks that have made a cash decision to push something out, we think, we assume short term, and they’ll kind of limp along on what they’ve got.
<Q — Wendy Caplan>: So just to kind of understand this a little better, I mean I know that you had talked about the small guys in the U.S., so that wasn’t new news, and so it’s primarily the fact that Europe didn’t recover the way it might have after a vacation-filled August slowdown that led you to kind of raise the flag on this segment?
<A — Larry Kingsley>: The largest portion of the Q3 end-quarter change in book-to-ship rate came out of a smaller and mid-size European customer commitments, and that combined with the fact that you know in any business you always have offsetting elements, there was not an offsetting element otherwise within global dispensing during the quarter. So yes, your point is correct...
<Q — Wendy Caplan>: And are there other situations across IDEX as you span, you know look across all the businesses that maybe could portend future issues like this in terms of your maybe I’m sure hope’s not the right word, but that you are seeing some weakness, but you don’t, you’re not quite at the point to pull the plug in terms of aggressive cost cutting? Or do you think that you’re seeing it all? Is that a fair question? You know what I’m saying?
<A — Larry Kingsley>: I know what you’re saying, Wendy. I think that the biggest difference between dispensing and the rest of IDEX is that some portion of the dispensing customer base does require financing to buy their equipment. So it’s a different kind of purchase than what you see anywhere else in the company. You know we basically typically are either a new equipment or an MRO type of purchase, and as you know fluid metering is a combination of the two, as are the other segments. So you know there isn’t the dynamic of someone seeking financing to buy the equipment, nor is there a discretionary nature of the timing of the purchase as there is in dispensing.
So do we have a complete grip on ‘09? I’d say no, I don’t think the world does at this point. We’ve gone ahead and planned for a reasonably conservative organic assumption set based on what we see right now to put us in good cost position, and we always are going to be closely watching what we think is happening. If we need to get more aggressive on cost, we remain capable of doing so, but at this point we think that the remainder of the company doesn’t suffer the same kind of short-term potential issues because there isn’t the purchase dynamic like there is in dispensing around that both the financing requirement as well as the discretionary nature of the timing of the purchase.
<Q — Wendy Caplan>: Okay. That’s fair. Thank you, and finally in Fire & Safety/Diversified, can you — are you making the assumption that the mix should continue to remain favorable towards rescue tools and BAND-IT?
<A — Larry Kingsley>: Yes.
<Q — Wendy Caplan>: Okay.
<A — Larry Kingsley>: Yes.
<Q — Wendy Caplan>: Thank you very much.
<A — Larry Kingsley>: You bet, Wendy.
Operator: And we go next to Jimmy Kim with RBC Capital Markets.
<Q>: Good morning.
<A — Larry Kingsley>: Hi.
<Q>: I wanted to get some clarification on your guidance. By my math if you have Q4 sales going up by 4%, that gets you to the low end of your ‘08 revenue guidance of 10%? And I think the guidance you gave for Q4 was 8 to 10%?
<A — Larry Kingsley>: Right. Jimmy, without getting too specific, I think you have got — the topline guidance we’ve given includes the recent acquisitions as well. So you’ve kind of got to do the math on what we’ve announced in terms of the four acquisitions for the quarter. And that, I think is the bridge on your topline commentary. The currency side of this is largely flat year-over-year, maybe a bit of a drag. So that the balance is an assumption on organic. And I would tell you at this point we’ve looked at organic and there’s a range in our assumption sets. But without getting too descriptive that’s the combination of those events that result in the low and top end of the range.
<Q>: Okay. So, expect maybe flat currency, and probably double-digit acquisition.
<A — Larry Kingsley>: That’s correct. That’s actually what’s on the slide. It’s 8 to 10% in total, acquisitions, 10 to 12.
<Q>: Got it. Thank you.
<A — Larry Kingsley>: You bet.
Operator: And with that ladies and gentlemen, we have no further questions on our roster, therefore Mr. Kingsley, I’ll turn the conference back over to you for any closing remarks.
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Okay. Thank you. Let me just follow on a couple of the questions that were asked and make sure a couple of points are clear. Definitely, the economic outlook certainly on a macro basis is uncertain. We, clearly, expect that the organic environment will be more difficult as we go into next year. And at the same time as we talked about and quantified the combinations of actions that are already in place and underway get us off to a great start with cost actions that will largely be complete as we enter the new year. So well ahead on that side. And the new acquisitions, which will have a nice positive, impact to next year as well.

The other thing that we didn’t talk about too much, or as much in the call is our balance sheet is in fantastic shape. Post these transactions, we have plenty of capacity, should we choose to continue, as we enter into the new year with 220 million of capability available plus the free cash that we’ll generate through the course of next year which just if you look at run rate this year plus a little bit of improvement irrespective of the organic assumptions that gets you to somewhere north of 220 million of free cash generation, even more than that next year now with these acquisitions. So, obviously, we’ve got plenty of balance sheet capability at this point to continue to execute our strategic growth plans. That being the case, we really think that, you know, it becomes more of a buyers’ market as we head into the year and that it sets us up nicely for continuing to execute the things that we’ve got in our proprietary funnel.
So in general and in summary, I’d say we’re taking a very silver look at the general market and with the unknown as the assumption we’ve planned in a very appropriate fashion to get at cost now to set ourselves up nicely for next year. And we think it’s a very appropriate planning assumption set as we now work through the mechanics of understanding ‘09 in a lot of detail. I want to thank everybody for joining and we look forward to seeing you all soon.
Operator: And again, ladies and gentlemen, this does conclude the IDEX’s Third Quarter 2008 Earnings Results Conference Call. We do appreciate your participation and you may disconnect at this time.